Exhibit 19.1

Atlantic American Corporation
Insider Trading Policy

In order to take an active role in the prevention of insider trading violations by its directors, officers and employees, Atlantic American Corporation and its subsidiaries (collectively, the “Company” or “Atlantic American”) have adopted this Insider Trading Policy (this “Policy”) and the procedures described herein.

1.          Statement of Policy

Prohibition Against Insider Trading. The Company welcomes its employees to be long term investors in the Company’s securities. Employees who do trade in the Company’s securities should do so on an occasional basis consistent with an investment strategy that is not intended, nor appears, to be speculating in the Company’s securities or engaging in day trading.

On occasion, certain employees will possess information that is not readily available to the public. Such information may constitute material nonpublic information. In general, information is “material” if it would likely be considered important by an investor who is deciding whether to buy or sell a security, or if the information is likely to have a significant effect on the market price of the security. Both positive and negative information may be material. “Materiality” is different for different companies. Information that is not material to Atlantic American may be material to another company. “Nonpublic” information means information that has not been previously disclosed to the general public and is otherwise not available to the general public.

No director, officer or employee of the Company shall buy or sell securities of the Company, any of its affiliates or any other company, such as competitors, suppliers or business partners, based on or while in possession of material nonpublic information about such entity.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Tipping Information to Others. Whether the information is proprietary information about Atlantic American or information that could have an impact on Atlantic American’s stock price, you must not pass the information on to others or recommend the purchase or sale of securities about which you have material nonpublic information.

Policy Applies to all Employees. Insider trading restrictions are not limited to directors and officers; they apply to anyone who comes into possession of material nonpublic information about Atlantic American, our subsidiaries, or other companies, such as our customers, current and potential business partners and parties with which we may enter into potential transactions.

Atlantic American Corporation
Insider Trading Policy
Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. You are responsible for the compliance of your family members and others who live in your household, or other individuals (who may live elsewhere) or entities whose transactions in Atlantic American securities are under your control or influence.

2.          Preclearance Group

For certain individuals within the Company, additional restrictions on trading will apply. These individuals, collectively referred to in this Policy as the “Preclearance Group,” consist of:

(a)	Members of Atlantic American’s Board of Directors (the “Board”);

(b)
“Executive Officers” of Atlantic American as designated by the Board for purposes of  Rule 3b-7 under the Securities Exchange Act of 1934 (the “Exchange Act”) and identified under Item 401(b) of Regulation S-K and any other officers from time to time determined to be subject to the reporting requirements of Section 16 (“Section 16”) of the Exchange Act;

(c)	Designated Atlantic American employees as may be identified from time to time by Atlantic American’s executive officers; and

(d)
All family members of the Preclearance Group. The general definition of family members includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any adoptive relationships, where such family member is living in the same household with a member of the Preclearance Group or a member of the Preclearance Group has voting power or dispositive power over company stock held in the name of or for the benefit of the family member.

3.          Trading Rules/Blackout Periods for Preclearance Group

(a)
The Preclearance Group may not trade in Atlantic American’s securities (other than as specified by this Policy) (i) during the period beginning on the day that is fourteen (14) calendar days prior to the end of any fiscal quarter or fiscal year end and ending at the start of the second full trading day following the public announcement of the Company’s earnings for that fiscal period by Atlantic American or (ii) during any other “blackout period” as designated by the Company’s Vice President, Chief Financial Officer and Secretary.

(b)	The blackout period trading prohibition applies to all transactions involving Atlantic American securities.

(c)	Note that at all times, the Preclearance Group remains subject to the prohibition against trading on the basis of material nonpublic information during periods outside of the blackout periods.

(d)
The Preclearance Group may only trade in Atlantic American securities on an occasional basis consistent with an investment strategy such as not to appear to be speculating in the Company’s securities or engaging in day trading.

Atlantic American Corporation
Insider Trading Policy
(e)	The Preclearance Group must not engage in short selling of or trading in puts and calls in respect of Atlantic American securities or any other hedging strategies.

4.          Preclearance Procedure

The Preclearance Group must preclear all securities transactions involving Atlantic American common stock pursuant to the Company’s preclearance process. This process requires the following:

(a)
Prior to commencing any transaction in the Company’s securities, each member of the Preclearance Group must contact the Vice President, Chief Financial Officer and Secretary (or such other officer of the Company as may be designated by the Board of Directors, the “Clearance Agent”) to seek authorization to proceed. Such authorization request to the Clearance Agent must be in writing and must include the date of the proposed transaction, the nature of the transaction (purchase, sale, gift or other stock related transaction), the number of shares of the Company’s securities to be involved or the approximate value of the transaction.

(b)
The Clearance Agent will consider the request and respond in writing to the requesting party within two business days of receiving the request. Such response shall be a written authorization or denial of the requesting party’s proposed transaction.

Additionally, any Rule 10b5-1 plan (as defined below) that is intended to be entered into for the purpose of executing a securities transaction must be submitted to the Clearance Agent for approval prior to the entry into such Rule 10b5-1 plan.

5.          Exceptions to the Prohibitions on Trading

The only exceptions to this Policy’s prohibitions on trading in the Company’s securities as outlined above are the following:

(a)
Restricted Stock Awards – The acquisition of shares of common stock upon vesting or granting of restricted stock or other stock awards or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or other stock awards; however, this exception does not include the subsequent sale of the shares acquired upon vesting of restricted stock or other stock awards;

(b)
Stock Option Exercises – Exercises of stock options for cash granted under the Company’s equity compensation plans; however, this exception does not include the subsequent sale of the shares acquired pursuant to the exercise of a stock option;

(c)
Bona Fide Gifts – Bona fide gifts of securities shall be deemed to be an exempt transaction for the purposes of this Policy. However, during any blackout period, the Preclearance Group must preclear all bona fide gifts of securities with the Clearance Agent. Whether a gift is truly bona fide will depend on the circumstances surrounding the specific gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “transaction.” For example, gifts to charities, churches or non-profit organizations generally are not deemed to be “transactions.” However, gifts to dependent children followed by the sale of the gifted stock in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed to be a non-exempt transaction and not a bona fide gift;

Atlantic American Corporation
Insider Trading Policy
(d)
10b5-1 Plan Transactions – Transactions pursuant to a previously established contract, plan or instruction to trade in Atlantic American’s securities (a “10b5-1 Plan”) entered in accordance with Rule 10b5-1 under the Exchange Act, and approved by the Clearance Agent;

(e)
Domestic Relations Order – Any acquisition or disposition of Atlantic American securities pursuant to a domestic relations order, as defined in the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, shall be deemed to be an exempt transaction for the purposes of this Policy; and

(f)	Other Transactions – Any other purchase of Company Securities from the Company or sales of Company Securities to the Company.

While these types of transactions are exceptions to this Policy’s prohibitions on trading in the Company’s securities, a person subject to the reporting requirements of Section 16, or member of such person’s immediate family or household contemplating such a transaction must preclear the proposed transaction with the Clearance Agent.

6.          Certification of Policy by Preclearance Group

After reading this Policy, all members of the Preclearance Group must sign the certification attached to this Policy to indicate you have read this Policy and agree to comply with the rules set forth herein.

7.          Other Securities Matters

Officers, directors, and holders of 10 percent or more of the Company’s securities will be liable for “short-swing” profits from purchases and sales of the Company’s securities under Section 16(b) of the Exchange Act. That provision of the securities laws provides that any such person who makes both a purchase and sale or a sale and purchase of a company’s securities within a period of six months must pay to that company the excess of the sale price over the purchase price even if no real profits were made.

If an employee holds restricted securities, i.e., securities that cannot be resold by that employee unless registered under the Securities Act of 1933 (the “Securities Act”), sold pursuant to Rule 144 under the Securities Act, or disposed of pursuant to another exception from the registration requirements of the Securities Act, or if the person is an officer, director, or the owner of 10 percent or more of the company’s equity securities, he or she should consult with the Vice President, Chief Financial Officer and Secretary prior to effecting a purchase or sale of the Company’s securities.

8.          Company Matters

From time to time, Atlantic American may engage in transactions in Atlantic American securities. It is Atlantic American’s policy to comply with all applicable federal and state securities laws when engaging in transactions in Atlantic American securities.

9.          Policy Violations

The failure of any employee, or any Preclearance Group member, to comply with this Insider Trading Policy may result in disciplinary action up to and including termination of employment with the Company. Such failures may also subject the individual to significant civil or criminal penalties assessed by governmental agencies or courts of law for violations of federal, state or local law.

Atlantic American Corporation
Insider Trading Policy
10.        Post Service or Employment Transactions

The portions of this Policy relating to trading while in possession of material non-public information and the use or disclosure of that information will continue to apply to transactions in Atlantic American securities even after termination of employment or association with Atlantic American.

However, notwithstanding the preceding sentence, if you are a member of the Preclearance Group who is not a director or officer subject to the reporting requirements of Section 16, the procedures set forth in this Policy related to the Preclearance Group will cease to apply to your transactions in Atlantic American securities at the time your employment or other relationship with Atlantic American ends. Directors will remain subject to procedures of the Preclearance Group for a period of six months following the last day of service as a director of Atlantic American, and officers subject to the reporting requirements of Section 16 will remain subject to procedures of the Preclearance Group for a period of six months following the last day of employment with Atlantic American.

Any questions regarding this Policy should be directed to the Vice President, Chief Financial Officer and Secretary.

Adopted on March 25, 2025

Atlantic American Corporation

Certification of Insider Trading Policy

I, __________________________________________ have read and understand the Atlantic American Corporation Insider Trading Policy. I agree to limit my securities trading activities to comply with the rules outlined in that policy. I further understand that violations of that policy may result in civil or criminal liability and/or disciplinary action up to and including the termination of employment.

Employee Signature

Print Employee Name

Job Title

Date